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                                                                    EXHIBIT 10.1

                                 LOAN AGREEMENT
                                 --------------


     This Loan Agreement is made as of this 4th day of February, 1997, by and among Phoenix Gold International, Inc., an Oregon corporation ("Borrower"), and United States National Bank of Oregon, a national banking association ("Bank").

                                   BACKGROUND

     Borrower has requested Bank to lend it up to the sum of Five Million Five Hundred Thousand Dollars ($5,500,000) in the form of a revolving loan and letters of credit and Bank is willing to do so upon the terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

     For valuable consideration, including the mutual covenants reflected in this Agreement, the parties agree as follows:

     1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below. Terms not otherwise defined in this Agreement shall have the meanings provided in
Article 9 of the Uniform Commercial Code as enacted in the state of Oregon on the date of this Agreement.

          1.1 This "Agreement" means this Loan Agreement, including any and all exhibits, schedules, and supplements made a part hereof and any and all amendments, modifications, restatements, extensions, renewals, and replacements hereof, whenever executed.

          1.2 "Assets" means all assets and property of every nature, real and personal, tangible and intangible, wherever located and whether now owned or hereafter acquired.

          1.3 "Bank" means United States National Bank of Oregon.

          1.4 "Borrower" means Phoenix Gold International, Inc.

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          1.5  "Business  Day" means any day other than a Saturday,  Sunday,  or other day that commercial banks in Portland, Oregon, are authorized or required by law to close.

          1.6 "Capital Expenditures" means, for any period, the aggregate of all cash funded expenditures (including such portion of Capitalized Lease Obligations as would be capitalized in accordance with GAAP) for any Fixed Assets (including replacements, substitutions, and additions) that have a useful life of one year or more, where such expenditures are or would, in accordance with GAAP, be capitalized on the balance sheet of the Person in question.

          1.7 "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statement of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP to be so shown.

          1.8 "Cash Flow" means, for any period, Net Income for such period after tax; plus, to the extent deducted in computing Net Income, depreciation of Fixed Assets, amortization of intangible assets, and net depletion of any other assets.

          1.9   "Collateral"   means  all  accounts,   chattel  paper,   general
intangibles, inventory, and equipment of Borrower, together with (a) all attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described herein, (b) all products and produce of any of the property described herein, (c) all accounts, general intangibles, instruments, rents, monies, payments, and all other rights arising out of a sale, lease, or other disposition of any of the property described herein, (d) all proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described herein, and (e) all records and data relating to any of the property described herein, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of Borrower's right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records and data on electronic media.

          1.10 "Current Assets" means all assets of a Person classified as current assets in accordance with GAAP.

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          1.11  "Current   Liabilities"   means  all  liabilities  of  a  Person
classified as current liabilities in accordance with GAAP.

          1.12 "Current Ratio" means the ratio of Current Assets to Current Liabilities.

          1.13 "Debt Service" means for any period the sum of current payments of principal due with respect to any term debt (including principal payments to Carver Corporation), plus Capital Expenditures, plus current principal payments due with respect to any Capitalized Lease Obligation, plus any dividends. The foregoing is not intended as a waiver or limitation of the prohibition on dividends set forth in Section 10.6 hereof.

          1.14 "Debt Service Coverage Ratio" means the ratio of (a) Cash Flow for any period to (b) Debt Service for the period.

          1.15  "Debt-to-Worth  Ratio" means at any date the ratio of a Person's
(a) Liabilities to (b) its Tangible Net Worth.

          1.16 "Default Rate" means the rate of interest after default specified in the Note.

          1.17 "Eligible Accounts" means all accounts receivable of Borrower except as hereinafter set forth:

          (a) All accounts aged beyond 90 days after date of invoice are excluded.

          (b) Cash or "COD" sales are allowed only to an aggregate limit of $150,000 at any one time.

          (c) Progress billing, prebillings, retainages or holdbacks, and datings are all excluded.

          (d) Accounts arising from intercompany or related company sales and sales to employees or officers are excluded.

          (e) Accounts arising from sales to U.S. federal government agencies are excluded.

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          (f) Accounts  arising from sales  exceeding  the limit imposed by Bank with respect to any particular account debtor are excluded.

          (g) All accounts from a debtor as to which 25 percent of the debtor's accounts are unpaid 90 days after date of invoice are excluded.

          (h) Foreign accounts not backed by a letter of credit, credit insurance, or cash against documents, shall be limited to $75,000 per account unless a specific limit has been assigned to the account debtor. With respect to foreign debtors as to which no specific dollar limit has been assigned, no more than $1,000,000 in the aggregate at any one time shall be included. Foreign accounts backed by acceptable letters of credit, credit insurance, or cash against documents are eligible for advance rates of 90 percent, 90 percent, and 60 percent, respectively. Total eligibility for all foreign accounts (including those with a specific dollar limit and those without) shall not exceed $2,500,000 at any one time.

          (i) All service charges are excluded.

          1.18 "Eligible Inventory" means all inventory of Borrower, including raw materials, packaging, and finished goods, but "Eligible Inventory" shall not include work in process and inventory in transit.

          1.19 "Environmental Laws" means any and all laws, statutes, rules, regulations, orders, consent decrees, permits, or licenses relating to prevention, remediation, reduction, or control of pollution, or to protection of the environment, natural resources, or human health and safety, including without limitation those relating to the treatment, storage, transportation, release, and disposal of Hazardous Substances.

          1.20 "Expiration Date" means December 31, 1997, or such later date as to which the same is extended or renewed pursuant to a writing signed on behalf of Bank.

          1.21 "Fixed Assets" means property, plant, fixtures, and equipment.

          1.22 "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the public accounting profession, which are applicable to the circumstances as of the date of determination.

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          1.23 "Hazardous  Substance"  means any explosive  material,  petroleum
(including crude oil and its fractions), radioactive material, toxic substance, polychlorinated biphenyls, friable asbestos, and any substance now or hereafter at any time defined as a toxic or hazardous substance or waste in any Environmental Law or included in any listing of toxic or hazardous substances or wastes promulgated by the EPA, or other state, federal, or local governmental agency pursuant to any Environmental Law.

          1.24 "Inventory Borrowing Cap" means the following amounts as of the following dates:

          Date of this agreement through     $3,000,000
          April 30, 1997

          May 1, 1997, through               $2,500,000
          May 31, 1997

          June 1, 1997, and thereafter       $2,000,000

          1.25 "Inventory Borrowing Cap Reduction Date" shall mean May 1, 1997, or such earlier date upon which Borrower agrees to reduce the Inventory Borrowing Cap permanently to $2,000,000.

          1.26 "Insolvency Proceeding" means and includes any proceeding commenced by or against any Person under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy, reorganization, or insolvency law.

          1.27 "Letter of Credit" shall have the definition set forth in Section
3.1 hereof.

          1.28 "Letters of Credit Outstanding" means the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit, plus (b) the aggregate principal amount of all Unpaid Drawings.

          1.29 "Liabilities" means all liabilities of a Person as determined in accordance with GAAP, excluding all indebtedness subordinated to Obligations owing to Bank (provided that the principal and interest of such indebtedness is fully subordinated in payment and collateral to the Obligations and such subordination is documented to the satisfaction of Bank).

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          1.30 "Loan  Documents"  means this  Agreement,  the Note, the Security
Agreement, and all other agreements, instruments, and documents (including without limitation, security agreements, loan agreements, notes, fee agreements, guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing
statements,   letter   of   credit   applications,   reimbursement   agreements,
certificates, statements, reports, notices, and all other writings) heretofore, now, or hereafter executed by, on behalf of, or for the benefit of Borrower and delivered to or made for the benefit of Bank, together with any and all amendments, modifications, and supplements thereto and any and all extensions, renewals, replacements, and restatements thereof.

          1.31 "Net Income" means, for any period, the net income for such period determined in accordance with GAAP, provided, however, that in determining Net Income, if the Person has acquired all or any substantial portion of the assets and/or business of any other Person, any earnings properly attributable to such assets and business to the date of such acquisition shall not be included in Net Income.

          1.32 "Net Worth" means Assets less Liabilities.

          1.33 "Note" means the Revolving Note described in Section 2.

          1.34 "Obligations" is used in its most comprehensive sense and includes all debts, liabilities, obligations, covenants, agreements, and duties of any kind and nature owing to Bank by Borrower, whether present or future; whether or not evidenced by any Loan Document; whether liquidated or unliquidated; whether absolute or contingent; whether due or to become due; whether direct or indirect; whether primary or secondary; whether now existing or hereafter arising; and including but not limited to all principal, interest, charges, expenses, advances, fees, and any other sum payable under this Agreement or any other Loan Document.

          1.35 "Person" means any individual, corporation, partnership, limited liability company, trust, association, or other entity or organization.

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          1.36  "Prime  Rate"  means  as of any  date  the  rate  most  recently announced by Bank at its principal office in Portland, Oregon, as its "Prime Rate." The Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The Prime Rate is not necessarily the lowest rate at which Bank makes commercial loans. Each and every change in the interest rate payable in connection with any of the Obligations resulting from a change in the Prime Rate shall become effective on the date such change is announced by Bank. Interest on all obligations shall be calculated on the basis of a year of 360 days.

          1.37 "Security  Agreement" means the Security  Agreement  described in
Section 4.1 below.

          1.38 "Stated Amount" means the maximum amount available to be drawn under any Letter of Credit.

          1.39 "Tangible Net Worth" means Net Worth, plus the aggregate amount of all indebtedness subordinated to Obligations owing to Bank (provided that the principal and interest of such indebtedness is fully subordinated in payment and collateral to the Obligations and such subordination is documented to the satisfaction of Bank), less the net book value of all intangible items.

          1.40 "Unpaid Drawing" has the definition set forth in Section 3.3 of this Agreement.

     2. Revolving Loan.

          2.1 Revolving Line of Credit. Upon the satisfaction of the conditions precedent contained in this Agreement, Bank, at its option, shall lend to Borrower up to Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate subject to the terms and conditions of this Agreement (the "Revolving Loan"). Such indebtedness shall be evidenced by the execution by Borrower of a promissory note in form acceptable to Bank (the "Revolving Note").

          2.2 Advances. Borrower agrees not to make a request for an advance unless, as of the date of request and disbursement, (a) the representations and warranties contained herein are true and correct in all material respects, and
(b) no event shall have occurred and be continuing or would result from the requested borrowing which constitutes, or with the passage of time or giving of notice or both, would constitute, an Event of Default under this Agreement.

          2.3 Limit on Advances. Borrower may repay advances and may reborrow from time to time under the Revolving Note, but total advances outstanding under the Revolving Note plus Letters of Credit Outstanding shall not exceed the lesser of (a) $5,500,000 or (b) the sum of (i) 80 percent of Eligible Accounts, plus (ii) the lesser of (x) the Inventory Borrowing Cap or (y) 50 percent of the remainder of Eligible Inventory, less all trade payables owed to inventory vendors.

          2.4 Interest Rate. Each advance under the Revolving Loan shall bear interest from the date of the advance until repaid (unless the Default Rate shall become applicable) at a per annum rate equal to the sum of the Prime Rate plus 2 percent (200 basis points). After the Inventory Borrowing Cap Reduction Date, the applicable rate of interest shall be based on Borrower's Tangible Net Worth as set forth below in the following schedule. Adjustments to the rate shall be made five business days after receipt from Borrower of the Compliance Certificate required by subsection 9(d) of this Agreement and the financial information required by subsection 9(b) of this Agreement.

             Tangible Net Worth                          Interest Rate
             ------------------                          -------------

         Greater than or equal to                    Prime Rate
         $12,800,000

         Greater than or equal to                    Prime Rate plus
         $12,000,000 but less than                   .5 percent
         $12,800,000

         Greater than or equal to                    Prime Rate plus
         $10,800,000 but less than                   1.25 percent
         $12,000,000

         Greater than or equal to                    Prime Rate plus
         $9,775,000 but less than                    2.0 percent
         $10,800,000

         Less than $9,775,000                        Default Rate

          2.5 Payment of Interest. Interest on outstanding advances shall be paid monthly in arrears on the first day of each and every month and at maturity.

          2.6 Repayment of Principal and Termination. All of Bank's obligations under Section 2 and Section 3 of this Agreement shall terminate and all amounts loaned or advanced to Borrower under the Revolving Note, together with accrued interest thereon, shall be immediately due and payable on the earlier of the occurrence of an Event of Default, on demand for payment as specified in the Revolving Note, or the Expiration Date.

          2.7 Loan Fee. Borrower agrees to pay Bank on demand a loan fee of $20,625.

     3. Letters of Credit.

          3.1 Commitment to Issue. Subject to and upon the terms and conditions set forth herein, Bank will issue, within five (5) Business Days after receipt of a written application of Borrower, in such form as Bank may designate, at any time and from time to time on or prior to the Expiration Date, for the account of Borrower, one or more documentary (commercial or import) or standby letters of credit which will not exceed $500,000 in the aggregate at any time (each a "Letter of Credit").

          3.2 Maximum Amounts. Notwithstanding the foregoing, (i) no Letter of Credit will be issued the Stated Amount of which, when added to the sum of the outstanding aggregate principal amount of the Revolving Loan and Letters of Credit Outstanding at such time, would exceed the limit on advances set forth in
Section 2.3, (ii) each Letter of Credit will by its terms terminate, or provide an opportunity for prospective cancellation, not later than the Expiration Date, and (iii) each Letter of Credit request will be subject to separate approval by Bank prior to issuance of the Letter of Credit.

          3.3 Agreement to Repay Letter of Credit Drawings. Borrower hereby agrees to reimburse Bank, by making payment in immediately available funds, for any payment or disbursement made by Bank under any Letter of Credit (each such amount, so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by Bank, to the extent not reimbursed (including a reimbursement pursuant to an advance made in accordance with the last sentence of this Section 3.3 on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date Bank is reimbursed therefor at a rate per annum equal to the Default Rate, such interest also to be payable on demand. At the time that any drawing under a Letter of Credit (each a "Drawing") is made, Bank shall automatically and without notice but subject to the satisfaction of the conditions specified in Section 5, make an advance in the amount of such Drawing (to the extent such advance is then permitted to be outstanding pursuant to Section 2.3), the proceeds of which will be applied directly by Bank to reimburse such Drawing. Borrower's obligations under this Section 3.3 to reimburse Bank with respect to Unpaid Drawings (including, in each case, interest thereon) will be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have or have had against Bank, including, without limitation, any defense based upon the failure of any Drawing to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing.

          3.4 Letter of Credit Fee. Upon issuance and during the term of each Letter of Credit, Borrower shall pay Bank on demand such standard fees as may be charged by Bank to its customers in connection with such Letters of Credit.

     4. Collateral.

          4.1 Security Agreement. All of the Obligations shall be secured by a first priority security interest in the Collateral. Borrower has heretofore executed and delivered a security agreement dated January 1, 1997, granting a security interest in the Collateral together with certain financing statements. Said security agreement and financing statements shall remain effective to secure the Obligations.

          4.2 Cash Collateral Account. All proceeds from the collection of accounts receivable and the sale of inventory of Borrower shall, at the option of Bank, be immediately delivered to Bank for placement in a cash collateral account for Borrower. Proceeds received by Bank will be applied on the day of receipt to principal owing to Bank under the Note. Borrower shall be charged on a monthly basis for activity fees for account maintenance and use and for any negative collected balance resulting from the time required to collect funds through normal banking channels on items deposited in the cash collateral account.

          4.3 Partial Subordination. Bank will consider subordinating its security interest in a portion of Borrower's Fixed Assets to a term loan of up to $1,000,000 from a third party lender. Prior to Bank considering subordination, Borrower will deliver to Bank a third party independent appraisal (from an appraiser and in a form acceptable to Bank) covering each item of Fixed Assets with a net book value exceeding $10,000. Bank approves Maynards Industries, Inc., as an appraiser and approves a valuation of such Fixed Assets at "orderly liquidation value" or "auction value" as appropriate. The terms and conditions of the loan from the third party lender, including the specific items of equipment to which subordination will apply, must be approved by Bank. Bank agrees not to unreasonably withhold such approval so long as following implementation of the subordination all aspects of the credit extended to Borrower by Bank shall be in compliance with Bank's then effective underwriting standards for comparable credits. Borrower agrees that upon any such subordination, the Inventory Borrowing Cap shall be permanently reduced by an amount equal to 50 percent of the net loan proceeds, but the Inventory Borrowing Cap shall not be less than $2,000,000. Upon such subordination, Bank shall also be entitled to modify the advance rates against inventory and accounts set forth in Section 2.3 hereof upon providing Borrower with reasonable advance notice not to exceed 60 days.

     5. Conditions Precedent to Lending. The obligation of Bank to advance any loan funds to Borrower or to issue a Letter of Credit pursuant to this Agreement is subject to the conditions that Bank shall have received in form and substance satisfactory to Bank all of the following (to the extent such items have not previously been delivered to Bank), and that no Event of Default, or event which with the giving of notice or the passage of time or both would constitute an Event of Default has occurred and is continuing:

          5.1 This Agreement and the Note each duly executed by Borrower.

          5.2 Satisfactory evidence of required insurance on the Collateral.

          5.3 A certificate from the secretary of Borrower in form reasonably acceptable to Bank, certifying resolutions of Borrower's board of directors authorizing this Agreement, the other Loan Documents and the borrowing and furnishing of collateral provided for in this Agreement and the other Loan Documents; and a certificate bearing the true signatures of officers authorized to sign this Agreement and any of the other Loan Documents. Bank may conclusively rely on such certificates until Bank receives further certificates from an officer of Borrower canceling or amending the prior certificates and bearing the signatures of the officers named in such further certificates.

          5.4 A certificate from the Secretary of State for the State of Oregon for Borrower certifying that Borrower is an Oregon corporation in active status.

          5.5 A copy of Borrower's articles of incorporation certified by an officer of Borrower that as of the date of this Agreement such articles of incorporation remain in full force and effect.

          5.6 A copy of Borrower's bylaws certified by an officer of Borrower that as of the date of this Agreement such bylaws remain in full force and effect.

          5.7 All documents granting Bank a lien on or a security interest in the Collateral have been granted and perfected by the filing, recording, or registering of financing statements in the appropriate governmental offices or by such other action as is necessary to perfect any such lien or security interest, and Bank shall have received evidence satisfactory to it that all such liens and security interests are of first priority, subject only to encumbrances permitted under the Security Agreement.

          5.8 Such other documents and information Bank may reasonably require. In addition, the obligation of Bank to advance any loan funds or to issue any Letter of Credit to Borrower is subject to receipt of the borrowing certificate required under subsection 9(e) hereof.

     6. Representations and Warranties. Borrower warrants and represents as of the date hereof, and shall be deemed to continuously warrant and represent for so long as the Agreement shall remain in effect and until full and final payment of all Obligations that:

          6.1 Existence. Borrower is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Oregon, and is authorized to do business and is in good standing under the laws of all states in which it is doing business.

          6.2 Authority. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary action and will not violate any provision of law or of its articles of incorporation or bylaws or result in the breach of or constitute a default of any lien, charge, or encumbrance upon any Assets of Borrower or under any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or any of its Assets may be bound or affected, other than as specifically provided herein. The officers of Borrower executing this Agreement and any other Loan Document are and were duly and properly in office and fully authorized to execute such instruments.

          6.3 Binding Loan Documents. This Agreement and the Loan Documents, when and as executed and delivered, shall be and are valid and legally binding on Borrower.

          6.4 Pending Litigation. There is no litigation, proceeding, or dispute pending or, to the knowledge of Borrower, threatened that, if adversely determined, would have a material adverse effect on the Assets or the financial condition of Borrower.

          6.5 Title to Assets and Peaceful Possession. Borrower has good title to all properties included in assets shown on its financial statement most recently provided to Bank and enjoys peaceful and undisturbed possession under all material leases. None of the leases of Borrower contains any unusual or burdensome provisions which will materially affect or impair the operation of Borrower.

          6.6 Tax Returns. All federal, state, and other tax returns have been filed by Borrower as required by law and the taxes in connection therewith have been paid except those which are not yet due and payable.

          6.7 Financial Statements. All financial statements submitted by Borrower to Bank, whether previously or in the future, are and will be true and correct. Such financial statements have been and will be prepared in accordance with GAAP.

          6.8 Compliance with ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder, and no Reportable Event (as defined in Section 4043(b) of ERISA or any successor act or acts) has occurred or is occurring.

     7. Affirmative Covenants. Borrower covenants and agrees that so long as this Agreement shall remain in effect and so long as any of the Obligations are outstanding, Borrower will:

          7.1 Preservation of Existence. Maintain and preserve Borrower's existence and its rights, franchises, and privileges and qualify and remain qualified and in good standing in each jurisdiction in which such qualification is necessary to Borrower's business and operations or ownership of its Assets.

          7.2 Maintenance of Insurance. Maintain and keep in force insurance of the types and in the amounts customarily carried in similar lines of business, including, in adequate amounts, fire, liability, property damage, workmen's compensation, and such other insurance as Bank shall reasonably require. All insurance shall be carried in companies and amounts satisfactory to Bank and, if required by Bank, such policies shall be made payable to Bank as its interest may appear. Upon request, Borrower will deliver to Bank a current schedule setting forth all insurance in effect.

          7.3 Payment of Taxes, Etc. Pay and discharge all taxes, assessments, and governmental charges prior to the date on which penalties attach thereto, except to the extent such taxes, assessments, or governmental charges are being contested in good faith and are adequately reserved against to the satisfaction of Bank.

          7.4 Compliance with Laws, Etc. Comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including without limitation Environmental Laws.

          7.5 Keeping of Records and Inspection Rights. Maintain adequate records and books of account on a consistent basis in accordance with GAAP, reflecting all financial transactions of Borrower, and permit any representative of Bank, at any reasonable time, to examine, inspect, and audit Borrower's books, records, and Assets, and arrange for verification of accounts receivable, either directly with the Account Debtor or by other methods.

          7.6 Notice of Default. Promptly notify Bank, in writing, of the occurrence of any Event of Default hereunder or of any event which would become an Event of Default hereunder upon giving of notice, the lapse of time, or both.

          7.7 Bank Expenses. Pay to Bank, in addition to all other sums due hereunder or provided for in this Agreement, all costs incurred by Bank pursuant to any state or federal government investigation or proceeding arising out of or in connection with this Agreement, its negotiation, or otherwise concerning Borrower or its Assets. Borrower shall also pay Bank all sums covering reasonable costs incurred in performing periodic inspections of the Collateral. Such inspections can be requested as reasonably determined by Bank.

          7.8 Further Assurances. Borrower shall execute, acknowledge, deliver, file, and register, at its expense, all such further agreements, instruments, certificates, documents, and assurances and perform such acts as Bank deems necessary or appropriate to effect the purposes of this Agreement and other Loan Documents.

     8. Financial Covenants. Until all of the Obligations have been fully paid and satisfied, Borrower shall strictly comply with each and every one of the financial covenants set forth below. The following covenants shall be determined on a fully combined basis with respect to any present or future subsidiaries of
Borrower:

          (a) Borrower shall maintain as of each month-end set forth below, a Current Ratio of at least the ratios set forth below:

                  Month-End                       Current Ratio
                  ---------                       -------------

           February 1997                              1.55:1
           March, April,                              1.75:1
             and May 1997
           June, July, August, September,             2.00:1
           October, November, and
           December 1997

          (b) Borrower shall maintain as of each month-end set forth below Tangible Net Worth of at least the amounts set forth below:

                  Month-End                       Tangible Net Worth
                  ---------                       ------------------

          February and March 1997                    $ 9,775,000
          April 1997                                  10,050,000
          May 1997                                    10,400,000
          June 1997                                   12,200,000
          July 1997                                   12,400,000
          August, September, October,                 12,600,000
            November, and December 1997

          (c) Borrower shall maintain as of each fiscal quarter year-end set forth below a Debt-to-Worth Ratio of no greater than the ratios set forth below:

                  Quarter-End                     Debt-to-Worth Ratio
                  -----------                     -------------------

          March 1997                                    0.90:1
          June 1997                                     0.75:1
          September 1997                                0.75:1
          December 1997                                 0.75:1

          (d) Borrower shall maintain as of each fiscal quarter year-end set forth below a minimum Debt Service Coverage Ratio commencing October 1, 1996, measured quarterly on a cumulative basis through the fiscal quarter ending September 1997 and thereafter on a rolling four-quarter basis, of at least the ratios set forth below:

                  Quarter-End                     Debt Service Coverage Ratio
                  -----------                     ---------------------------

         March 1997                                  Not Applicable
         June 1997                                      1.25:1
         September 1997                                 1.25:1
         December 1997                                  1.25:1

     9. Reporting Requirements. Borrower shall provide, at its expense and in form and detail satisfactory to Bank and in such number of copies as Bank may require:

          (a) As soon as is available, and in any event within 90 days after the close of each fiscal year, the balance sheet, profit and loss statement, and statement of shareholders' equity of Borrower on a combined and combining basis, in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, accompanied by an unqualified opinion letter from a certified public accounting firm satisfactory to Bank.

          (b) As soon as is available, and in any event within 30 days after the end of each month, a balance sheet, profit and loss statement, and statement of shareholders' equity for Borrower, on a combined and combining basis. Monthly statements shall include cumulative figures indicating operating results for the fiscal year to date.

          (c) Within 20 days after the end of each month, a listing and aging after date of invoice of all accounts payable and a listing and aging after date of invoice of all accounts receivable.

          (d) Within 30 days after the end of each month, a compliance certificate for Borrower in form acceptable to Bank ("Compliance Certificate") attesting to Borrower's compliance or noncompliance with the terms of this Agreement.

          (e) By 4:00 p.m. each Business Day a borrower's certificate in form sufficient to allow Bank to determine the amount of credit available under the Revolving Loan.

          (f) By 4:00 p.m. on the first Business Day of each week a cash flow projection for Borrower's operations over the 12-week period commencing the first day of the second week immediately prior to the week in which the projection is submitted, together with management's analysis of and commentary on any variance for past projections.

     10. Negative Covenants. Borrower agrees and covenants that, so long as this Agreement shall remain in effect and until full and final payment of all Obligations, Borrower will not:

          10.1 Dissolution or Merger. Liquidate or dissolve or enter into any consolidation, merger, pool, joint venture, syndicate or other combination, or sell, lease or dispose of all of its Assets or of such portion as in the reasonable opinion of Bank constitutes a substantial portion thereof, or acquire the assets of another business in a transaction analogous to a merger or other consolidation.

          10.2 Third Party Indebtedness. Create, incur, or become liable for any indebtedness, or become liable as a surety, guarantor, accommodation endorser or otherwise for any other person, partnership, corporation, or business except:

          (a) Borrowings under this Agreement.

          (b) Extensions or renewals of indebtedness existing on the date of this Agreement (including rescheduled payments of trade accounts payable agreed to by vendors).

          (c) Obligations incurred in the usual course of Borrower's business by purchasing on credit goods, supplies, or merchandise, or by executing bonds, contracts, or by endorsing negotiable instruments received in the normal course of business.

          (d) Term indebtedness approved by Bank under Section 4.3 hereof.

          (e) All indebtedness subordinated to Obligations owing to Bank (provided that the principal and interest of such indebtedness is fully subordinated in payment and collateral to the Obligations and such subordination is documented to the satisfaction of Bank).

          10.3 Loans or Extension of Credit. Make any loans, advances, or extension of credit to any person, partnership, corporation, or business except such as are made in the ordinary course of Borrower's business.

          10.4 Liens and Encumbrances. Create, incur, assume, or permit to exist any mortgage, deed of trust, security interest, or other encumbrance of any kind upon or on any of its Assets now owned or hereafter acquired, other than:

          (a) Liens for taxes not delinquent or being contested in good faith by appropriate proceedings.

          (b) Liens in connection with worker's compensation, unemployment insurance, or other social security obligations.

          (c) Mechanic's, worker's, materialmen's, landlord's, carrier's, or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due or which are being contested in good faith.

          (d) Mortgages, deeds of trust, or other security interests which were executed, delivered and recorded prior to the date of this Agreement and which encumber real property or mineral rights.

          (e) Liens securing the indebtedness identified under Section 10.2(d) and (e).

          10.5 Business  Activity.  Engage in any significant  business activity substantially different from or unrelated to Borrower's present business activities and operations, or cease to engage in any portion of Borrower's business activities and operations which, in Bank's reasonable opinion, constitutes a material portion thereof.

          10.6 Distributions. Declare, pay, or make any dividend or other distribution on any ownership interest of Borrower.

          10.7 Hazardous Use and Materials. Permit any hazardous or dangerous use to be made of any property owned or leased by it ("Property") and shall keep all Property in a safe condition and in full compliance with all Environmental Laws. Borrower agrees to defend, indemnify, and hold Bank harmless from and defend it against any and all costs, damages, or losses arising from or related to the breach of any warranty or covenant in this paragraph, and for any lien imposed against any Property or any portion thereof to secure the payment of any costs relating to the removal of Hazardous Substance and/or any resulting restoration of the Property. This indemnification shall be secured by the Security Agreement. The creation of or filing of any lien against the Property or any portion thereof as a result of the actual or alleged presence on the Property of any Hazardous Substance, any misrepresentation of Borrower herein, or the failure of Borrower to make any payment or promptly or continuously pursue any action referred to in this paragraph shall constitute an Event of Default under this Agreement.

     11. Events of Default. Each of the following shall constitute an Event of Default.

          11.1 Borrower shall fail to pay any portion of the Obligations when due; or

          11.2 Any representation or warranty by Borrower under or in connection with this Agreement or the Loan Documents shall prove to be or have been incorrect in any material respect; or

          11.3 Any  failure to comply  with a  financial  covenant  set forth in
Section 8 hereof; provided, however, failure to comply with the monthly covenants set forth in subsections 8(a) and 8(b) shall not constitute an Event of Default unless the failure exists in two of any three consecutive months; or

          11.4 Borrower shall fail in any material respect to perform or observe any other term, covenant, or agreement contained in this Agreement or in any Loan Document; or

          11.5 Borrower shall fail to pay or shall commit any material default (any default which results in an attempted acceleration of the maturity of the indebtedness is hereby deemed material) with respect to any indebtedness of Borrower for borrowed money or with respect to any mortgage, indenture, or other agreement with any lender, including, without limitation, any indebtedness now existing or hereafter created and whether subordinated or senior to the Obligations; or

          11.6 Any Reportable Event which Bank determines in good faith might constitute grounds for the termination of any employee benefit plan maintained by Borrower for its employees and covered by Title IV of ERISA or to which
Section 412 of the Internal Revenue Code of 1986, as amended, applies (a "Plan") or grounds for the appointment by the appropriate United States District Court of a trustee to administer any Plan if the cause therefor shall remain unremedied thirty (30) days after written notice to such effect shall have been given to Borrower by Bank, or any Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the United States Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

          11.7 Entry against Borrower of any judgment in excess of $50,000 on any claim which is not covered by insurance satisfactory to Bank and which is not discharged within sixty (60) days after such entry or within thirty (30) days after notice of default from Bank, whichever first occurs; or

          11.8 Any act of any governmental regulatory authority which, in the reasonable opinion of Bank, impairs the prospect of payment by Borrower of its Obligations to Bank and which remains in effect as of the earlier of sixty (60) days after the act is initially taken or thirty (30) days after notice from Bank; or

          11.9 Borrower shall:

          (a) Apply for or consent to the appointment of a receiver, trustee, or liquidator of itself, or of all or a substantial part of its Assets, or

          (b) Be unable to, or admit in writing its inability to, pay its debts as they fall due (other than reschedules of trade accounts payable), or

          (c) Make a general assignment for the benefit of its creditors, or

          (d) Be adjudicated either bankrupt or insolvent, or

          (e) File a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or any corporate action shall be taken by it for the purpose of effecting any of the foregoing, or

          (f) Have filed against it any petition in bankruptcy which continues unstayed and in effect for any period of more than thirty (30) consecutive days.

     12. Bank's Remedies In Event of Default.

          12.1 Specific Remedies. Upon the occurrence of any Event of Default, Bank shall have the right, immediately and without notice, to:

          (a) Cease making advances or extending credit to or for the benefit of Borrower;

          (b) Terminate this Agreement as to any future obligation of Bank to Borrower, but without affecting any of Bank's rights and without affecting the Obligations owing to Bank;

          (c) Declare all Obligations immediately due and payable, without presentment, demand, or other notice of any kind;

          (d) Exercise the right of set off described in Section 13.7 below;

          (e) Exercise all other remedies provided in the Loan Documents or otherwise available under applicable law.

          12.2 Covenant Violation Fee. Bank may impose a covenant violation fee of $1,500 upon the violation of any covenant in this Agreement by Borrower. Such fee is intended as liquidated damages to compensate Bank for costs incurred as a result of such violations and represents the parties' reasonable estimate of such costs. Imposing said fee shall not preclude Bank from declaring an Event of Default.

          12.3 Cumulative Remedies. All rights and remedies of Bank, either under this Agreement, under the other Loan Documents, under law, or otherwise, shall be cumulative and not exclusive, and any single or partial exercise of any power or right shall not preclude the further exercise thereof, or the exercise of any other power or right. The foregoing listing of Events of Default and remedies shall not diminish or modify in any respect the provisions of the Note which specify that all advances are optional with Bank and that demand for payment may be made at any time.

     13. Miscellaneous.

          13.1 Limitation of Liability. Neither Bank, nor any of its officers, employees or agents, shall have any liability to Borrower (whether in tort, contract, or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by final and nonappealable judgment or order binding on Bank, that the losses were suffered as a result of acts or omissions constituting gross negligence or willful misconduct. In any such proceeding, Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care.

          13.2 Indemnification. Borrower shall hold Bank and its directors, officers, employees, agents and attorneys harmless from, and indemnify them fully against, any and all claims, actions, damages, liabilities, losses, costs and expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement and any of the other Loan Documents, or related to any of the transactions contemplated hereby or any act, omission, event or transaction related thereto, including, without limitation, court costs and fees and expenses of counsel, but excluding any claims and other liabilities arising solely as a result of Bank's gross negligence or willful misconduct. The foregoing indemnification shall survive payment of the Obligations and the termination or nonrenewal of this Agreement.

          13.3 Amendments or Modifications. No amendment, modification, or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any of Borrower therefrom, shall, in any event, be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          13.4 Notices. All notices, requests, and demands shall be in writing and be given to or made upon the respective parties hereto as follows:

Borrower:      Phoenix Gold International, Inc.
               9300 North Decatur
               Portland, Oregon  97203

Bank:          United States National Bank of Oregon
               Oregon Commercial Loan Servicing (PL-7)
               555 S.W. Oak Street
               Portland, Oregon  97204

or to such other address as any party shall designate for itself in writing to the other party.

          13.5 Cost and Expense. Borrower agrees to pay on demand all costs and expenses of Bank in connection with the arrangement of the financing hereunder and the preparation, execution, and delivery of this Agreement and the other Loan Documents including, without limitation, reasonable attorney's fees and out-of-pocket expenses of counsel to Bank. In addition, Borrower agrees to pay on demand all costs and expenses of Bank in connection with any amendment, modification, or waiver of any of the terms of this Agreement or any of the Loan Documents. Borrower further agrees to pay on demand all costs and expenses of Bank in connection with the administration of this Agreement and any other Loan Documents including, without limitation, costs and expenses sustained by Bank in connection with collateral examinations.

          13.6 No Waiver; Cumulative Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          13.7 Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, Bank may, without notice (such notice being expressly waived by Borrower), set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Bank to or for the credit or the account of any one or more of Borrower against any and all of the Obligations now or hereafter existing under this Agreement and any other Loan Document, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower after any such set-off and application made by Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

          13.8 Arbitration. Bank and Borrower agree that all disputes, claims, and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any collateral securing any loan shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; foreclosing by notice and sale under any deed of trust or mortgage; obtaining a writ of attachment of imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness or any act, or exercise of any right, concerning any collateral securing any loan, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing any loan, shall also be arbitrated; provided, however, that no arbitrator shall have the right or other power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing herein shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

          13.9 Enforcement Costs. Borrower agrees to pay to Bank, on demand, all out-of-pocket expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by Bank prior to the commencement of any legal action or arbitration proceeding in connection with the enforcement of this Agreement or any Loan Document. In the event of a legal action or arbitration proceeding, including appellate proceedings and bankruptcy or reorganization proceedings in which any party may appear to protect its interests, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services) and costs and necessary disbursements incurred in connection with such action or proceeding, as determined by the court or arbitrator.

          13.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein.

          13.11 Governing Law; Jurisdiction. This Agreement and all other Loan Documents shall in all respects be governed by, and construed in accordance with, the substantive law of the state of Oregon.

          13.12 Consents. Whenever this Agreement provides for Borrower to obtain the approval or consent of Bank such consent may be granted or withheld in the sole absolute discretion of Bank, unless this Agreement specifically states that approval or consent shall not be unreasonably withheld.

          13.13 Waiver of Default. By executing this Agreement, Bank waives that certain default by Borrower which arose at the end of Borrower's 1996 fiscal year pertaining to Borrower's Debt Service Coverage Ratio.

          13.14 NO ORAL COMMITMENTS. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES, OR SECURED SOLELY BY BORROWER'S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

UNITED STATES NATIONAL BANK OF OREGON


By: /s/ Daniel A. Rice
   ----------------------------------

Title:  V.P.
       ------------------------------


PHOENIX GOLD INTERNATIONAL, INC.


By: /s/ Timothy G. Johnson
   ----------------------------------

Title:  V.P.
      -------------------------------